EXHIBIT 2.9

                         AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of June 27, 1997, by and among Innovative Valve Technologies, Inc., a Delaware corporation ("IVT"), IVT Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of IVT ("IVT Sub"), and The Safe Seal Company, Inc., a Texas corporation (the "Company").

                            PRELIMINARY STATEMENT

            The parties to this Agreement have determined it is in their best long-term interests to effect a business combination by means of a merger pursuant to which IVT Sub will merge into the Company on the terms and subject to the conditions set forth herein (the "Merger").

            NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings contained herein, the parties hereto hereby agree as follows:

            Paragraph 1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the meanings assigned to them below in this Paragraph 1.

            "ACQUISITION CONSIDERATION" means for the Company Common Stock and the Company Preferred Stock the consideration specified in Paragraph 2.

            "CERTIFICATE OF MERGER" means the articles or certificate of merger respecting the Merger and containing the information required by the laws of Texas and Delaware to effect the Merger.

            "CHARTER DOCUMENTS" of any specified corporation means the articles or certificate of incorporation and bylaws of that corporation.

            "CLOSING" has the meaning specified in Paragraph 3.

            "COMPANY CAPITAL STOCK" means the Company Common Stock or the Company Preferred Stock.

            "COMPANY COMMON STOCK" means the Common Stock, par value $.01 per share, of the Company.

            "COMPANY PREFERRED STOCK" means the Preferred Stock, par value $.01 per share, Class A of the Company.

            "DGCL" means the General Corporation Law of the State of Delaware.

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            "EFFECTIVE TIME" has the meaning specified in Paragraph 2.

            "ENTITY" means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.

            "FINAL PROSPECTUS" means the prospectus included in the Registration Statement at the time it becomes effective, except that if the prospectus first furnished to the Underwriter after the Registration Statement becomes effective for use in connection with the IPO differs from the prospectus included in the Registration Statement at the time it becomes effective (whether or not that prospectus so furnished is required to be filed with the SEC pursuant to Securities Act Rule 424(b)), the prospectus so first furnished is the "Final Prospectus."

            "IPO" means the first time a registration statement filed under the Securities Act and respecting a primary offering by IVT to the public of shares of IVT Common Stock is declared effective under the Securities Act and the shares registered by that registration statement are issued and sold by IVT (otherwise than pursuant to the exercise by the Underwriter of any over-allotment option).

            "IPO CLOSING DATE" means the date on which IVT first receives payment for the shares of IVT Common Stock it sells to the Underwriter in the IPO.

            "IPO PRICE" means the price per share of IVT Common Stock which is set forth as the "price to public" on the cover page of the Final Prospectus.

            "IPO PRICING DATE" means the date, if any, on which IVT and the Underwriter agree in the Underwriting Agreement to the price per share of IVT Common Stock at which the Underwriter, subject to the terms and conditions of the Underwriting Agreement, will purchase newly issued shares of IVT Common Stock from IVT on the IPO Closing Date.

            "IVT COMMON STOCK" means the common stock, par value $.001 per share, of IVT.

            "REGISTRATION STATEMENT" means the registration statement, including
      (a) each preliminary prospectus included therein prior to the date on which that registration statement is declared effective under the Securities Act (including any prospectus filed with the SEC pursuant to Securities Act Rule 424(b)), (b) the Final Prospectus and (c) any amendments thereof and all supplements and exhibits thereto, filed by IVT with the SEC to register shares of IVT Common Stock under the Securities Act for public offering and sale in the IPO.

            "SEC" means the Securities and Exchange Commission.

            "SECURITIES ACT" means the Securities Act of 1933.

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            "STOCKHOLDER" means any holder of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

            "SURVIVING CORPORATION" means the Company, which is to be designated in the Certificate of Merger as the surviving corporation of the Merger.

            "TBCA" means the Texas Business Corporation Act.

            "UNDERWRITER" means collectively (a) the investment banking firms that prospectively may enter into the Underwriting Agreement and (b) from and after the IPO Pricing Date, the investment banking firms parties to the Underwriting Agreement.

            "UNDERWRITING AGREEMENT" means the written agreement of the Underwriter to purchase on a firm commitment basis shares of IVT Common Stock from IVT for resale to the public initially at the IPO Price.

            Paragraph 2. (A) CERTIFICATES OF MERGER. Subject to the terms and conditions hereof, the Company will cause Certificates of Merger to be duly executed and delivered on or promptly after the Closing Date and filed with the Secretary of State of the State of Texas and the Secretary of State of the State of Delaware.

            (B) THE EFFECTIVE TIME. The effective time of the Merger (the "Effective Time") will be the time on the IPO Closing Date which the Certificates of Merger specify or, if the Certificates of Merger do not specify another time, 8:00 a.m., New York City time, on the IPO Closing Date.

            (C) CERTAIN EFFECTS OF THE MERGER. At and as of the Effective Time,
(1) IVT Sub will be merged with and into the Company in accordance with the provisions of the TBCA and the DGCL, (2) IVT Sub will cease to exist as a separate legal entity, (3) the articles of incorporation of the Company will be amended to change the Company's authorized shares of capital stock to 1,000 shares, par value $1.00 per share, of Common Stock, (4) the Company will be the Surviving Corporation and, as such, will, all with the effect provided by the TBCA and the DGCL, (a) possess all the properties and rights, and be subject to all the restrictions and duties, of the Company and IVT Sub and (b) be governed by the laws of the State of Texas, (5) the Charter Documents of the Company then in effect (after giving effect to the amendment to the Company's articles of incorporation specified in clause (3) of this sentence) will become and thereafter remain (until changed in accordance with (a) applicable law (in the case of the articles of incorporation) or (b) their terms (in the case of the bylaws)) the Charter Documents of the Surviving Corporation, (6) the initial board of directors of the Surviving Corporation will be the persons named in
Schedule 2(C), and those persons will hold the office of director of the Surviving Corporation, subject to the provisions of the applicable laws of the State of Texas and the Charter Documents of the Surviving Corporation, and (7) the initial officers of the Surviving Corporation will be as set forth in
Schedule 2(C), and each of those persons will serve in each office specified for that person in Schedule 2(C),

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subject to the provisions of the Charter Documents of the Surviving Corporation,
until that person's successor is duly elected to, and, if necessary, qualified for, that office.

            (D) EFFECT OF THE MERGER ON CAPITAL STOCK. As of the Effective Time, as a result of the Merger and without any action on the part of any holder thereof:

            (1) (a) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, subject to the provisions of Paragraph 2(E), without interest, on surrender of the certificate evidencing that share, one-half (1/2) of a share of IVT Common Stock; (b) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, subject to the provisions of Paragraph 2(E), without interest, on surrender of the certificate evidencing that share, cash in the amount equal to $100 plus dividends accrued through the day preceding the day on which the Effective Time occurs at the rate of $9.50 per annum and which remain unpaid; and (c) each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time will (i) cease to be outstanding and to exist and (ii) be canceled and retired;

            (2) each share of Company Capital Stock held in the treasury of the Company or any Company Subsidiary will (a) cease to be outstanding and to exist and (b) be canceled and retired;

            (3) each option and warrant to purchase Company Common Stock which is issued and outstanding immediately prior to the Effective Time will be converted into an option to purchase such number of shares of IVT Common Stock at such initial exercise prices as are specified in Schedule 2(D); and

            (4) each share of the common stock, par value $.01 per share, of IVT Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation, and the shares of common stock of the Surviving Corporation issued on that conversion will constitute all the issued and outstanding shares of capital stock of the Surviving Corporation.

Each holder of a certificate representing shares of Company Capital Stock immediately prior to the Effective Time will, as of the Effective Time and thereafter, cease to have any rights respecting those shares other than the right to receive, subject to the provisions of Paragraph 2(E), without interest, the Acquisition Consideration and the additional cash, if any, owing with respect to those shares as provided in Paragraph 2(F). Notwithstanding the foregoing, the right to receive any Acquisition Consideration will not apply to any shares of Company Capital Stock which shall have statutory appraisal rights perfected with respect thereto ("Dissenting Shares") pursuant to the provisions of Articles 5.11, 5.12 and 5.13 of the TBCA, it being intended and agreed that any holder of Dissenting Shares shall have in consideration of the cancellation thereof only the rights, if any, afforded to that holder under Articles 5.11,
5.12 and 5.13 of the TBCA.

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            (E) DELIVERY, EXCHANGE AND PAYMENT. (1) At or after the Effective
Time: (a) the Stockholders, as holders of certificates representing shares of Company Common Stock or Company Preferred Stock, will, on surrender of those certificates to IVT (or any agent that may be appointed by IVT for purposes of this Paragraph 2(E)), receive, subject to the provisions of this Paragraph 2(E) and Paragraph 2(F), the Acquisition Consideration provided for those shares in Paragraph 2(D); and (b) until any certificate representing Company Common Stock has been surrendered and replaced pursuant to this Paragraph 2(E), that certificate will, for all purposes, be deemed to evidence ownership of the number of whole shares of IVT Common Stock included in the Acquisition Consideration payable in respect of that certificate pursuant to Paragraph 2(D). All shares of IVT Common Stock issuable in the Merger will be deemed for all purposes to have been issued by IVT at the Effective Time.

            (2) Each Stockholder will deliver to IVT (or any agent that may be appointed by IVT for purposes of this Paragraph 2(E)) on or before the IPO Closing Date the certificates representing all the Company Capital Stock owned by that Stockholder, duly endorsed in blank, or accompanied by stock powers in blank duly executed, by that Person, and with all necessary transfer tax and other revenue stamps, acquired at that Person's expense, affixed and canceled. Each Stockholder shall cure any deficiencies in the endorsement of the certificates or other documents of conveyance respecting, or in the stock powers accompanying, the certificates representing Company Capital Stock delivered by that Person.

            (3) No dividends (or interest) or other distributions declared or earned after the Effective Time with respect to IVT Common Stock and payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered certificates representing shares of Company Common Stock for which shares of IVT Common Stock have been issued in the Merger until those certificates are surrendered as provided herein, but (a) on that surrender IVT will cause to be paid, to the Person in whose name the certificates representing such shares of IVT Common Stock shall then be issued, the amount of dividends or other distributions previously paid with respect to such whole shares of IVT Common Stock with a record date, or which have accrued, subsequent to the Effective Time, but prior to surrender, and the amount of any cash payable to such Person for and in lieu of fractional shares pursuant to Paragraph 2(F) and (b) at the appropriate payment date or as soon as practicable thereafter, IVT will cause to be paid to that Person the amount of dividends or other distributions with a record date, or which have been accrued, subsequent to the Effective Time, but which are not payable until a date subsequent to surrender, which are payable with respect to such whole shares of IVT Common Stock, subject in all cases to any applicable escheat laws. No interest will be payable with respect to the payment of such dividends or other distributions or cash for and in lieu of fractional shares on surrender of outstanding certificates.

            (F) Notwithstanding any other provision herein, no fractional shares of IVT Common Stock will be issued, and if any Stockholder would be entitled hereunder to receive a fractional share of IVT Common Stock but for this Paragraph 2(F), that Stockholder will be entitled hereunder to receive a cash payment for and in lieu thereof in the amount (rounded upward to the

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nearest whole cent) equal to that Stockholder's fractional interest in a share of IVT Common Stock multiplied by the IPO Price.

            Paragraph 3. THE CLOSING. On or before the IPO Closing Date, the parties hereto will take all actions necessary to (A) effect the Merger (including, as permitted by the TBCA and the DGCL, (i) the execution of Certificates of Merger (a) meeting the requirements of the TBCA and the DGCL and
(b) providing that the Merger will become effective on the Effective Date and
(ii) the filing of those Certificates of Merger with the Secretary of State of the State of Texas and the Secretary of State of the State of Delaware) and (B) verify the existence and ownership of the certificates evidencing the Company Capital Stock to be exchanged for the Acquisition Consideration pursuant to Paragraph 2(E) (all those actions collectively being the "Closing"). The Closing will take place at the offices of Baker & Botts, L.L.P., 910 Louisiana, Houston, Texas at 8:00 a.m., New York time, or at such later time on the IPO Pricing Date as IVT shall specify.

            Paragraph 4. MISCELLANEOUS. (A) ENTIRE AGREEMENT; AMENDMENT; WAIVERS. This Agreement and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Company, IVT and IVT Sub and supersede all prior agreements and understandings, both written and oral, relating to the subject matter of this Agreement. This Agreement may be amended, modified or supplemented, and any right hereunder may be waived, if, but only if, that amendment, modification, supplement or waiver is in writing and signed by the Company and IVT; provided, however, that no such amendment, modification, supplement or waiver will be effective unless it is signed by each Stockholder affected thereby to the extent that it (1) reduces the amount, or changes the components, of the Acquisition Consideration that Stockholder is entitled to receive pursuant to Paragraph 2 or (2) amends or waives this sentence. The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.

            (B) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

            (C) EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay or omission in the exercise of any right, power or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto shall impair any such right, power or remedy, nor shall it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver.

            (D) TIME. Time is of the essence in the performance of this Agreement in all respects.

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            (E) REFORMATION AND SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable, that provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

            (F) REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

            Paragraph 5. TERMINATION. (A) TERMINATION OF THIS AGREEMENT.
(1) This Agreement may be terminated at any time prior to the Closing solely:

            (a)   by the mutual written consent of IVT and the Company; or

            (b) unless the IPO has occurred, automatically on the first to occur of (i) the Abandonment Date or (ii) January 1, 1998; provided, however, that if January 1, 1998 is the first of those dates to occur, but IVT theretofore has filed the Registration Statement and is then pursuing the IPO, this Agreement will continue in full force and effect until the first to occur of (i) the Abandonment Date, (ii) the date IVT withdraws the Registration Statement pursuant to Rule 477 under the Securities Act,
      (iii) the date the Registration Statement is abandoned pursuant to Rule 479 under the Securities Act or (iv) May 31, 1998 (as used herein, "Abandonment Date" means the date The Roger L. Miller Family Trust and Allwaste, Inc. jointly direct IVT to abandon the IPO).

            (2) This Agreement may be terminated after the Closing solely:

            (a) by IVT or the Company if the Underwriting Agreement is terminated pursuant to its terms after the Closing and prior to the consummation of the IPO; or

            (b) automatically and without action on the part of any party hereto if the IPO is not consummated within 15 New York City business days after the date of the Closing.

            (B) LIABILITIES IN EVENT OF TERMINATION. If this Agreement is terminated pursuant to Paragraph 5(A), there shall be no liability or obligation on the part of any party hereto.

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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                           INNOVATIVE VALVE TECHNOLOGIES, INC.

                           By: /s/ CHARLES F. SCHUGART
                                   Charles F. Schugart
                                   Senior Vice President

                           IVT ACQUISITION, INC.

                           By: /s/ CHARLES F. SCHUGART
                                   Charles F. Schugart
                                   Vice President

                           THE SAFE SEAL COMPANY, INC.

                           By: /s/ CHARLES F. SCHUGART
                                   Charles F. Schugart
                                   Senior Vice President

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                                 SCHEDULE 2(C)

                                    to the

                         Agreement and Plan of Merger
                                   to which
                      Innovative Valve Technologies, Inc.
                                      and
                          The Safe Seal Company, Inc.
                                  are parties

            A. Words and terms used in this Schedule which are defined in the captioned Agreement are used herein as therein defined.

            B. The directors of the Surviving Corporation immediately after the Effective Time are as follows: William E. Haynes.

            C. The officers of the Surviving Corporation immediately after the Effective Time are as follows:

Chief Executive Officer........................... William E. Haynes
President......................................... Kevin M. Stern
Senior Vice President, Treasurer and Secretary.... Charles F. Schugart
Vice President and Corporate Controller........... Douglas R. Harrington, Jr.

                                End of Schedule

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                                 SCHEDULE 2(D)

                                    to the

                         Agreement and Plan of Merger
                                   to which
                      Innovative Valve Technologies, Inc.
                                      and
                          The Safe Seal Company, Inc.
                                  are parties

            A. Words and terms used in this Schedule which are defined in the captioned Agreement are used herein as therein defined.

            B. The following options and warrant to purchase Company Common Stock from the Company at an exercise price of $5.00 per share which are outstanding immediately prior to the Effective Time will be converted as a result of the Merger into options to purchase shares of IVT Common Stock following the Merger at an initial exercise price of $10.00 per share as follows:

                                                              POST-MERGER
                                NO. OF SHARES OF           NO. OF SHARES OF
OPTION OR WARRANT             COMPANY COMMON STOCK         IVT COMMON STOCK
    HOLDER                     SUBJECT TO OPTION           SUBJECT TO OPTION
-----------------             --------------------         -----------------
Frank L. Lombard                    76,000                       38,000
T. Wayne Wren, Jr.                  30,000                       15,000
Kevin M. Stern                      45,760                       22,880
John Misitigh                        8,078                        4,039
Johnny Butler                        6,000                        3,000
Kevin Carmody                        5,760                        2,880
William Bigbee                       5,040                        2,520
Richard McDonald                     5,040                        2,520
Tom Hemker                           4,640                        2,320

            C. All other options to purchase Company Common Stock from the Company which are outstanding immediately prior to the Effective Time will be converted as a result of the Merger into options to purchase the same number of shares of IVT Common Stock at the same initial exercise prices.

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            D. All options to purchase IVT Common Stock will be evidenced by award agreements subject to the 1997 Incentive Plan of IVT.

                                End of Schedule

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                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

            THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this
"Amendment") is made as of August 15, 1997 by and among Innovative Valve Technologies, Inc., a Delaware corporation ("IVT"), IVT Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of IVT ("IVT Sub"), and The Safe Seal Company, a Texas corporation (the "Company").

                             PRELIMINARY STATEMENT

            IVT, IVT Sub and the Company are parties to that certain Agreement and Plan of Merger dated as of June 27, 1997 (the "Agreement"). Words and terms used in this Amendment which are defined in the Agreement are used herein as therein defined.

            With the consent of Allwaste Environmental Services, Inc., a Delaware corporation and the owner of record of all the outstanding shares of the Company Preferred Stock, the parties hereto hereby are amending this Agreement to change the Acquisition Consideration for the Company Preferred Stock.

            NOW, THEREFORE, in consideration of the premises and the mutual agreements and undertakings contained herein, the parties hereto agree as follows:

            Paragraph 1. Clause (1)(b) of Paragraph 2(D) of the Agreement hereby is amended to read in its entirety as follows:

            (b) the shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted collectively into the right to receive, subject to the provisions of Paragraph 2(E), without interest, on surrender of the certificate or certificates representing those shares, such number of whole shares of IVT Common Stock as shall most nearly equal, but not exceed, the quotient obtained by dividing (i) the sum of $2,000,000 plus dividends accrued on the Company Preferred Stock through the day preceding the day on which the Effective Time occurs at the rate of $190,000 per annum and which remain unpaid divided by (ii) the IPO Price;

            Paragraph 2. This Amendment shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of each of the parties.

            Paragraph 3. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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            Paragraph 4. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT STATE.

            Paragraph 5. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby.

            Paragraph 6. This Amendment is intended by the parties as a final expression of their agreement and a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.

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            IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                           INNOVATIVE VALVE TECHNOLOGIES, INC.

                           By: /s/ CHARLES F. SCHUGART
                                    Charles F. Schugart
                                    Senior Vice President

                           IVT ACQUISITION, INC.

                           By: /s/ CHARLES F. SCHUGART
                                    Charles F. Schugart
                                    Senior Vice President

                           THE SAFE SEAL COMPANY, INC.

                           By: /s/ CHARLES F. SCHUGART
                                   Charles F. Schugart
                                   Senior Vice President

            The undersigned hereby consents to the amendment to the Agreement being effected by this Amendment.

ALLWASTE ENVIRONMENTAL SERVICES, INC.

By: /s/ Robert M. Chiste
    Name: Robert M. Chiste
    Title:

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